Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of First Financial Bancorp. and Proxy Statement of Insight Bank for the registration of 1,928,715 shares of the common stock of First Financial Bancorp. and to the incorporation by reference therein of our reports dated February 25, 2014, with respect to the consolidated financial statements of First Financial Bancorp., and the effectiveness of internal control over financial reporting of First Financial Bancorp., incorporated by reference in First Financial Bancorp.’s Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cincinnati, Ohio

April 9, 2014